FOR IMMEDIATE RELEASE

Contact:
Jill Swartz
Spotlight Communications
(949) 427-5172 ext. 701
Jill@spotlightmarcom.com

MVP REIT Acquires Las Vegas Multi-Tenant Office Building

LAS VEGAS (Oct. 28, 2013) – MVP REIT Inc. announced today the acquisition of an approximately 22,000-square-foot Class A office building located at 8905 W. Post Road for $6.1 million. The acquisition was the fifth of six buildings in the office park. The total cost of all six buildings is $55.1 million. The acquisition closed on Oct. 24.

A two-story office building, 8905 W. Post Road is 91.08 percent leased to a mix of professional tenants, all subject to a triple net lease, under which the tenant is responsible for the majority of the costs associated with maintaining the building. The building was constructed in 2008 as part of a planned 16-acre office park.

“This transaction highlights our strategy to purchase well-located properties with attractive attributes, including high occupancy and triple net lease contracts that minimize our long-term costs,” said Mike Shustek, chairman and chief executive officer of MVP REIT. “We are pleased to add 8905 W. Post Road to our portfolio.”

MVP REIT financed the acquisition through the assumption of approximately $3.5 million in existing debt and the transfer of approximately 296,106 shares of the company’s common stock at $8.775 per share.

Thus far, the five acquired properties include both two and three story steel/concrete office buildings, all built within the past 10 years. Each multi-tenant building was acquired with at least 90 percent occupancy, and contains a mixture of professional tenants under triple net leases. The buildings are located directly off Interstate 215 in the southwest region of Las Vegas, Nev.

About MVP REIT, Inc.

MVP REIT intends to operate as a publicly registered, non-traded hybrid real estate investment trust. It is currently conducting a public offering of up to 55,555,556 shares of its common stock at $9.00 per share and up to an additional 5,555,556 shares of its common stock for issuance under its distribution reinvestment plan at $8.73 per share.

MVP REIT intends to use the proceeds from the offering to invest in a diversified portfolio of income producing commercial real estate properties and loans secured by income-producing commercial real estate as well as to pay expenses and fees associated with the offering.

Forward-looking statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “project”, “should”, “will”, and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  volatility in the debt or equity markets affecting our ability to acquire or sell real estate assets; national and local economic, business and real estate market conditions, including the likelihood of a prolonged economic slowdown or recession; the ability to maintain sufficient liquidity and our access to capital markets; our ability to identify, successfully compete for and complete acquisitions and loans; and the performance of real estate assets and loans after they are acquired. Although each of Vestin and MVP believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that the expectations will be attained or that any deviation will not be material. Neither Vestin nor MVP undertake any obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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